UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2010 (December 31, 2009)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York	0-538	13-0435685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Madison Avenue New York, NY, USA (Address of Principal Executive Offices)	10022 (Zip Code)

(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2009, Ampal-American Israel Corporation (the “Company”) signed an option exercise agreement (the “Exercise Agreement”) with Merhav (M.N.F) Ltd. (“Merhav”) pursuant to which it exercised, subject to certain conditions, its option (the “Option”) to convert the Company’s existing loan to Merhav (consisting of $20 million of principal plus accrued interest) (the “Loan”) into a 25% equity interest in a sugarcane ethanol production project in Colombia (the “Project”) being developed by Merhav. The Loan is evidenced by an Amended and Restated Promissory Note, dated December 25, 2008 (the “Note”), issued by Merhav in favor of the Company, and is secured by Merhav’s pledge of its shares of Class A Stock of the Company, par value $1.00 per share (“Class A Stock”), pursuant to that certain Pledge Agreement, dated December 24, 2007, between Merhav and the Company (the “Pledge Agreement”). Merhav’s obligations under the Note are guaranteed by Mr. Yosef A. Maiman pursuant to a personal guaranty, dated as of December 25, 2008 (the “Guaranty”). The Option is evidenced by an Option Agreement, dated December 25, 2007, between Merhav and the Company, as amended on December 25, 2008 (the “Option Agreement”). The Loan, Option and related transactions are summarized in previously filed reports.

Pursuant to the Exercise Agreement, the conversion of the Loan into a 25% equity interest in the Project will take the form of the issuance to the Company of 25% of all of the issued and outstanding equity interests in Merhav Renewable Energies Limited, a Cyprus corporation and subsidiary of Merhav (“Merhav Energies”). The purchase price for the 25% equity stake in the Merhav Energies, to be paid at closing, is the outstanding balance of the Note on December 31, 2009, or approximately $22.249 million. The closing of the purchase of the 25% equity stake and the conversion of the Loan is subject to, among other things, (i) the initial disbursement of (or other proof of) long term debt financing for the Project obtained from Banco do Brasil or any other unaffiliated third party lender (the date such financing is obtained, the “Qualified Financing Date”), (ii) the payment in full of all outstanding amounts due and payable under the Note, and (iii) the delivery at closing of the Shareholders’ Agreement (as defined below) by Merhav and Ampal, setting forth certain agreements relating to the governance of Merhav Energies. At closing, the Note and the Guaranty shall be cancelled and the pledge of Merhav’s shares of Class A Stock under the Pledge Agreement shall be released. The closing is to occur on the Qualified Financing Date or as soon as practicable thereafter, but no later than December 31, 2010. The Exercise Agreement contains other customary closing conditions, as well as customary representations and warranties.

Pursuant to the Exercise Agreement, the Note was amended to extend its maturity date to the earlier of the Qualified Financing Date or December 31, 2010. Additionally, Merhav and the Company have agreed that, under certain circumstances, each will arrange for loans to Merhav Energies from to time to time through third parties, directly or indirectly, for up to $15 million.

As stated above, as a condition to closing the Company’s purchase of a 25% equity stake in Merhav Energies, Merhav, the Company and Merhav Energies will enter into a Shareholders’ Agreement (the “Shareholders’ Agreement”), to provide for, among other things, (i) restrictions on the transfer of shares of Merhav Energies, (ii) a right of first refusal on transfers of shares of

Merhav Energies, (iii) tag-along and drag-along rights on the transfer of shares of Merhav Energies, (iv) preemptive rights on the issuance of new shares of capital stock (or other equity interest) by Merhav Energies, subject to the anti-dilution rights of the Company, and (v) the right of the Company to designate 25% of the directors of Merhav Energies. In addition to preemptive rights under the Shareholders’ Agreement, the Company has been granted anti-dilution protection, which may result in the issuance of additional shares of Merhav Energies to the Company, in the event that, prior to end of the 180 period following the commencement of the Project’s operations, Merhav sells, or Merhav Energies issues, shares of Merhav Energies at a per share price that is less than per share price paid by the Company under the Exercise Agreement.

Merhav is a multinational corporation with interests in a range of sectors, including energy, infrastructure projects and agriculture. Merhav is a significant shareholder of the Company and is wholly owned by Mr. Yosef A. Maiman, the President, CEO and member of the controlling shareholder group of the Company. Because of the foregoing relationship, a special committee of the Board of Directors of the Company composed of the Company’s independent directors negotiated and approved the transaction. Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which has been retained as financial advisor to the special committee, advised the special committee on this transaction.

The foregoing description of the Exercise Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, which the Company intends to file as an exhibit to its next annual report.

A copy of the Company’s press release announcing the execution of the Exercise Agreement is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

Item 1.02	Entry into a Material Definitive Agreement.

The description of the Exercise Agreement in Item 1.01 above, which effectively terminates the Option Agreement, is incorporated herein by reference. As previously disclosed, the Option Agreement provided the Company with the option to acquire up to a 35% equity interest in the Project at a purchase price based upon, subject to certain conditions, an agreed upon valuation model and/or the lowest price paid by an unaffiliated third party for an interest in the Project.

Item 9.01	Entry into a Material Definitive Agreement.

(d) Exhibits:

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated January 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: January 7, 2010	By:	/s/Yoram Firon
		Name:	Yoram Firon
		Title:	Vice President – Investments and Corporate Affairs

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated January 3, 2010.

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